Exhibit 10.10

EXECUTION COPY

EXCLUSIVE SUBLICENSE AGREEMENT

between

ADVANCED CELL TECHNOLOGY, INC.,

A.C.T. GROUP, INC.

and

CYAGRA, INC.

This Exclusive Sublicense Agreement (the “Agreement”) is made and entered into as of this 28th day of June, 2002 (the “Effective Date”) by and between Advanced Cell Technology, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and A.C.T. Group, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT GROUP,” together with ACT, the “Licensors”), and Cyagra, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“CYAGRA,” together with Licensors, the “parties”). As set forth below, the University of Massachusetts (the “University”), Tufts University (“Tufts”) and Dr. Chengyu Liu (“Liu”) have agreed to be bound by certain provisions of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Securities Purchase Agreement, of even date herewith (the “Securities Purchase Agreement”), entered into by and among ACT GROUP, ACT, CYAGRA and Goyaike S.A. (“Goyaike”), Goyaike purchased certain shares of CYAGRA held by ACT;

WHEREAS, Licensors own or have licensed with a sublicensable interest the ACT Patent Rights and the ACT Technology (each as defined below), which include certain scientific methods and techniques for cloning animals that may be valuable in the Fields of Use (as defined below);

WHEREAS, CYAGRA desires to obtain an exclusive license and sublicense from Licensors under the ACT Patents Rights and the ACT Technology to use the ACT Patent Rights and the ACT Technology for the purpose of developing and selling certain products and performing certain services in the Fields of Use;

WHEREAS, Licensors are willing to grant such a license and sublicense to CYAGRA upon the terms and conditions set forth below;

WHEREAS, the sublicense of ACT’s rights under the UMASS Rights (as defined below) to CYAGRA under this Agreement shall be subject to the relevant terms of the UMASS License (as defined below);

WHEREAS, the sublicense of ACT’s rights under the TUFTS Rights (as defined below) to CYAGRA under this Agreement shall be subject to the relevant terms of the TUFTS License (as defined below); and

WHEREAS, the sublicense of ACT GROUP’s rights under the LIU Rights (as defined below) to CYAGRA under this Agreement shall be subject to the relevant terms of the LIU License (as defined below).

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Licensors and CYAGRA agree as follows:

1.                                      DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below.

1.1                                 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, in whatever country organized, is controlled by or is under common control with a party. For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.2                                 “Confidential Information” includes, without limitation, any scientific, technical, financial, customer, trade business or other information disclosed by one party to the other, or by CYAGRA to the University, Liu or Tufts, whether directly or through Licensors, which is specifically designated by the disclosing party as confidential or proprietary, or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the disclosing party; provided, however, that the University’s, Tuft’s or Liu’s obligation to treat information disclosed to the University, Tufts or Liu, as applicable, as confidential shall be limited to information which is specifically designated by the disclosing party as confidential or proprietary or words of similar import. Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media). Each party’s Confidential Information specifically includes without limitation the respective party’s business plans and business practices, the terms of this Agreement, scientific knowledge, research and development of know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of CYAGRA or Licensors, as applicable, relating to the ACT Licensed Property or Licensed Products or Licensed Services. Confidential Information does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the written records of the receiving party at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known other than through a breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who, to the receiving party’s knowledge after inquiry, did not derive it from the disclosing party and who imposed no obligation of confidence on the receiving party; or (d) is developed by the receiving party independent of any disclosure by the disclosing party, as evidenced by the written records of the receiving party.

1.3                                 “ACT Developments” means Developments that are conceived, discovered, invented, developed, created, made or reduced to practice solely by Licensors.

1.4                                 “ACT Licensed Property” means the ACT Patent Rights and the ACT Technology.

1.5                                 “ACT Patent Rights” means all patents, patent applications and invention disclosures which are owned or controlled by or licensed to Licensors or on file as of the Effective Date and which are related, useful, necessary or required to develop and manufacture cloned, transgenic, non-human animals, excluding avian, and the cells and tissues from such animals, including all patents, patent applications and invention disclosures identified on Schedule A attached hereto and the rights thereunder, and all divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, substitutions, and foreign counterparts thereof. The parties agree that Schedule A may from time to time be amended after the Effective Date to reflect updates thereto.

1.6                                 “ACT Technology” means the following which are owned or controlled by or licensed to Licensors as of the Effective Date and which are related, useful, necessary or required to develop and manufacture cloned, transgenic, non-human animals, excluding avian, and the cells and tissues from such animals: confidential information, knowledge and data, including but not limited to, discoveries, inventions, developments, patent rights, know-how, materials, trade secrets, ideas, designs, drawings, techniques, methodologies, processes, modifications, innovations, improvements, writings, documentation, data, like technical information and other rights (whether or not protectible under United States or foreign patent, trade secret, copyright or similar laws).

1.7                                 “CYAGRA Developments” means Developments that are conceived, discovered, invented, developed, created, made or reduced to practice solely by CYAGRA.

1.8                                 “Developments” means discoveries, inventions, developments, patents, patent applications and patent rights, know-how, materials, trade secrets, ideas, designs, drawings, techniques, methodologies, processes, modifications, innovations, improvements, writings, documentation, data and other rights (whether or not protectible under United States or foreign patent, trade secret, copyright or similar laws), that are conceived, discovered, invented, developed, created, made or reduced to practice by Licensors or CYAGRA, as applicable, during the term of this Agreement.

1.9                                 “Equine Field” means the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned equine animals (as well as any transgenic variants or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for nontherapeutic purposes, including but not limited to, for use in agriculture, for use as companion or service animals, or for use as racing or other equine event animals, and the rendering of services or uses that relate to the production of such products. Specifically excluded from the Equine Field is the cloning of such animals, and/or the development, making, using, selling, offering to sell, importing or exporting of products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals, for all purposes related to veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, nutraceutical or other use; provided, however, CYAGRA may make transgenic cloned equine animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal.

1.10                           “Field of Agriculture” means the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned non-human animals, excluding avian (as well as any transgenic variants or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cells or tissues of such animals for the production of food or fiber, and the rendering of services or uses that relate to the production of such products. Specifically excluded from the Field of Agriculture is the cloning of such animals for all purposes related to veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, nutraceutical or other use; provided, however, CYAGRA may make transgenic cloned animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal.

1.11                           “Fields of Use” means the Field of Agriculture and the Equine Field.

1.12                           “Licensed Product” means any product that (i) cannot be developed, manufactured, used, imported, exported, offered for sale or sold without infringing one or more Valid Claims under the ACT Patent Rights, or (ii) uses or incorporates or is based on some portion of the ACT Technology.  Without limiting the generality of the foregoing, and by way of illustration but not limitation, Licensed Products include cloned cattle, goats, sheep and pigs in the Field of Agriculture and cloned equine animals in the Equine Field, the progeny of such animals and semen, ova or embryos obtained from such animals.

1.13                           “Licensed Service” means any service that (i) cannot be developed or performed without using at least one process, method or use that infringes one or more Valid Claims under the ACT Patent Rights, or (ii) uses or is based on some portion of the ACT Technology.

1.14                           “LIU License” means the “Terms for Exclusive License Agreement” between ACT GROUP and Dr. Chengyu Liu dated December 20, 2000, a true and complete copy of which is attached hereto as Schedule B.

1.15                           “LIU Rights” means all ACT Patent Rights and ACT Technology that are owned or controlled by or licensed to, or become owned or controlled by or licensed to ACT GROUP under the LIU License.

1.16                           “Net Sales” means the total invoice price earned on all sales by CYAGRA (or by any third party on behalf of CYAGRA) of Licensed Products and/or Licensed Services in any country in the Territory after deducting, to the extent not already deducted, normal and customary trade, dealer, quantity, and cash discounts actually allowed; allowances for credits granted on account of rejections, returns, write offs or price reductions; governmental sales taxes and other charges imposed on such sales; and freight, insurance, customs, duties, and other landing charges.

In any transfers of Licensed Products between CYAGRA and an Affiliate of CYAGRA, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party by such Affiliate. In the event that CYAGRA or an Affiliate of CYAGRA or sublicensee receives non-monetary consideration for any Licensed Products or Licensed Services, Net Sales shall be calculated based on the fair market value of such consideration. In the event that CYAGRA or its Affiliates or Sublicensees use or dispose of a Licensed Product in the provision of a commercial service other than a Licensed Service, the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

1.17                           “Sublicense Income” means consideration that CYAGRA receives for granting a sublicense pursuant to Section 2 of this Agreement, including without limitation license fees, royalties, milestone payments, equity payments, up front fees, success fees, and license maintenance fees.

1.18                           “Territory” means the World.

1.19                           “TUFTS License” means the License Agreement between ACT and Tufts University dated May 31, 2001, a true and complete copy of which is attached hereto as Schedule B.

1.20                           “TUFTS Rights” means all ACT Patent Rights and ACT Technology that are owned or controlled by or licensed to, or become owned or controlled by or licensed to ACT from Tufts University under the TUFTS License.

1.21                           “UMASS License” means the Exclusive License Agreement between ACT and the University dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1997 and the Second Amendment to Exclusive License Agreement dated May 31, 2000, a true and complete copy of which is attached hereto as Schedule B.

1.22                           “UMASS Rights” means all ACT Patent Rights and ACT Technology that are owned or controlled by or licensed to, or become owned or controlled by or licensed to ACT from the University under the UMASS License.

1.23                           “Valid Claim” means a claim of an issued patent which has not expired, lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for that appeal.

The use herein of the plural shall include the singular and vice versa and the use of the masculine shall include the feminine. Additional terms may be defined throughout this Agreement.

2.                                      GRANT OF RIGHTS.

2.1                                 (a) License Grant. (1) Subject to the terms and conditions of this Agreement, Licensors hereby grant to CYAGRA an exclusive (even as to Licensors), royalty-bearing (except with respect to the ACT Licensed Property owned by Licensors, which shall be royalty-free), perpetual license under its rights in the ACT Licensed Property to develop, make, have made, import, export (to countries or territories located within the Territory), use and sell Licensed Products in the Territory in the Fields of Use and to develop and perform Licensed Services in the Territory in the Fields of Use; provided, however, that the exclusive nature of the license granted herein shall be subject to the rights of the licensees identified in the license agreements described in Schedule C attached hereto (the “Existing Licenses”). CYAGRA acknowledges, understands and agrees that the Existing Licenses shall remain in effect in accordance with the terms of said agreements. Licensors, CYAGRA, the University, Tufts and Liu acknowledge, understand and agree that the license granted herein includes the right of CYAGRA to grant further sublicenses to or under the ACT Licensed Property; provided, however, that CYAGRA shall provide ACT, ACT GROUP, the University, Tufts and Liu with a true and complete copy of each sublicense agreement and amendment thereto, of any sublicense that grant rights to the ACT Licensed Property, the LIU Rights, the University Rights or the TUFTS Rights, as applicable, within thirty (30) days after each sublicense or amendment has been executed by CYAGRA and the sublicensee.

(2)                                  To the extent the license granted in 2.1(a)(1) above includes a sublicense of any UMASS Rights, such sublicense is subject to the relevant terms of the UMASS License as may be amended from time to time, provided that (i) as provided in Section 2.1(b) below, the UMASS License may not be amended in a manner that materially and adversely affects the rights and benefits extended to CYAGRA hereunder without the prior written consent of CYAGRA, and (ii) in the event of any inconsistency between the UMASS License and Section 2.1(b) hereof, Section 2.1(b) hereof shall govern. Licensors agree to provide CYAGRA with prior written notice of any amendments to the UMASS License.

(3)                                  To the extent the license granted in 2.1(a)(1) above includes a sublicense of any TUFTS Rights, such sublicense is subject to the relevant terms of the TUFTS License as may be amended from time to time, provided that (i) as provided in Section 2.1(c) below, the TUFTS License may not be amended in a manner that materially and adversely affects the rights and benefits extended to CYAGRA hereunder without the prior written consent of CYAGRA, and (ii) in the event of any inconsistency between the TUFTS License and Section 2.1(c) hereof, Section 2.1(c) shall govern.

(4)                                  To the extent the license granted in 2.1(a)(1) above includes a sublicense of any LIU Rights, such sublicense is subject to the relevant terms of the LIU License as may be amended from time to time, provided that (i) as provided in Section 2.1(d) below, the LIU License may not be amended in a manner that materially and adversely affects the rights and benefits extended to CYAGRA hereunder without the prior written consent of CYAGRA, and

(ii) in the event of any inconsistency between the LIU License and Section 2.1(d) hereof, Section 2.1(d) shall govern.

(b) The UMASS License. CYAGRA acknowledges that portions of the ACT Licensed Property licensed to CYAGRA hereunder are owned by the University and are licensed to ACT under the UMASS License. Licensors, the University and CYAGRA agree that, in the event the UMASS License or this Agreement is terminated for any reason, (i) promptly following such termination of the UMASS License, the University shall directly license the UMASS Rights to CYAGRA in a license agreement with the terms of such license agreement no less favorable than the UMASS License and CYAGRA will thereafter make any payments due to ACT directly to the University during the term of this Agreement; and (ii) CYAGRA shall not be liable for any payments that may be due and payable to the University by Licensors. LICENSORS AND THE UNIVERSITY ACKNOWLEDGE AND AGREE THAT CYAGRA SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF THE UNIVERSITY’S OBLIGATIONS UNDER THIS SECTION 2.1(b)(i). Licensors acknowledge that any payments so made by CYAGRA to the University shall be credited against any payments due and payable to ACT hereunder. For the avoidance of doubt, Licensors and the University agree that the references to “Sublicensees” in Section 8.5 of the UMASS License shall not apply to CYAGRA and shall not be construed as vitiating the provisions of this Agreement (including Sections 2.1(a)(1), 2.1(a)(2) and this Section 2.1(b)). Licensors and the University agree that the provisions of Section 2.2 of the UMASS License providing for the automatic assignment to the University of sublicenses granted by ACT under said Section 2.2 shall not apply to the sublicense by Licensors to CYAGRA under this Agreement, and that the provisions of this Section 2.1(b) shall govern in the event that the UMASS License is terminated. Licensors and the University agree that CYAGRA will not be bound by any amendment to the UMASS License that adversely affects CYAGRA’s rights under this Agreement in any material respect, unless CYAGRA agrees in writing to such amendment.

(c) The TUFTS License. CYAGRA acknowledges that portions of the ACT Licensed Property licensed to CYAGRA hereunder are owned by Tufts and are licensed to ACT under the TUFTS License. Licensors, Tufts and CYAGRA agree that, in the event that the TUFTS License or this Agreement is terminated for any reason, (i) promptly following such termination of the TUFTS License, Tufts shall directly license the TUFTS Rights to CYAGRA in a license agreement with the terms of such license agreement no less favorable than the TUFTS License and CYAGRA will thereafter make any payments due to ACT directly to TUFTS during the term of this Agreement; and (ii) CYAGRA shall not be liable for any payments that may be due and payable to Tufts by Licensors. LICENSORS AND TUFTS ACKNOWLEDGE AND AGREE THAT CYAGRA SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF TUFTS’ OBLIGATIONS UNDER THIS SECTION 2.1(c)(i). Licensors acknowledge that any payments so made by CYAGRA to Tufts shall be credited against any payments due and payable to ACT hereunder. For the avoidance of doubt, Licensors and Tufts agree that references to “Sublicensees” in Sections 2.4 and 8.2 of the Tufts License shall not apply to CYAGRA and shall not be construed as vitiating the provisions of this Agreement (including, Sections 2.1(a)(1), 2.1(a)(3) and this Section 2.1(c)). Licensors and Tufts agree that the provisions of Section 8.2 of the TUFTS License providing for termination or assignment of sublicenses to Tufts at Tufts’ option shall not apply to the sublicense by Licensors to CYAGRA under this Agreement, and that the provisions of this Section 2.1 shall govern in the event that the TUFTS License is terminated. Licensors and Tufts agree that CYAGRA will not be bound by any amendment to the TUFTS License that adversely affects CYAGRA’s rights under this Agreement in any material respect, unless CYAGRA agrees in writing to such amendment.

(d) The LIU License. CYAGRA acknowledges that portions of the ACT Licensed Property licensed to CYAGRA hereunder are licensed to ACT GROUP under the LIU License. Licensors, Liu, and CYAGRA agree that, in the event that the LIU License or this Agreement is terminated for any reason, (i) promptly following such termination of the LIU License, Liu shall directly license the LIU Rights to CYAGRA in a license agreement with the terms of such license agreement no less favorable than the LIU License and CYAGRA will thereafter make any payments due to ACT GROUP directly to Liu during the term of this Agreement; and (ii) CYAGRA shall not be liable for any payments that may be due and payable to Liu by Licensors. LICENSORS AND LIU ACKNOWLEDGE AND AGREE THAT CYAGRA SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF LIU’S OBLIGATIONS UNDER THIS SECTION 2.1(d)(i). Licensors acknowledge that any payments so made by CYAGRA to Liu shall be credited against any payments due and payable to Licensors hereunder. Licensors and Liu agree that CYAGRA will not be bound by any amendment to the LIU License that adversely affects CYAGRA’s rights under this Agreement in any material respect, unless CYAGRA agrees in writing to such amendment.

2.2                                 Technology Transfer. In connection with the license granted in Section 2.1(a) above, ACT agrees that it will, promptly after the Effective Date of this Agreement, provide CYAGRA with all information, data and training relating to the ACT Licensed Property as may be reasonably necessary to allow CYAGRA to exploit said license.

2.3                                 First Offer/Negotiation. ACT and CYAGRA each agree, on a periodic basis (not less frequently than quarterly) during the term of this Agreement, to provide the other a written report of all ACT Developments or CYAGRA Developments, as applicable, developed and internally disclosed by each, which reports shall be deemed Confidential Information subject to the provisions of Section 7 of this Agreement. ACT and CYAGRA each hereby grant to the other a right of first offer/first negotiation to obtain an exclusive, worldwide license, limited to the Field of Agriculture and the Equine Field in the case of CYAGRA and limited to the fields of use other than the Field of Agriculture and the Equine Field in the case of ACT, to any such Developments. The option to negotiate with respect to any such Development shall be valid and exercisable for a period of 60 days after one party (the “Optionor”) notifies the other party (the “Optionee”) of the Development (the “Option Period”). If Optionee exercises the option within the Option Period, then the Optionee shall have 90 days after exercise of the option (the “Negotiation Period”) within which to execute a license. The 90-day Negotiation Period may be extended by mutual agreement of the parties.

3.                                      OBLIGATIONS RELATING TO COMMERCIALIZATION.

3.1                                 CYAGRA Diligence Requirements. CYAGRA shall use reasonable efforts to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market; thereafter, CYAGRA shall make Licensed Products or Licensed Services reasonably available to the public.

3.2                                 Summary Reports by CYAGRA. CYAGRA shall maintain complete and accurate records of Licensed Products and Licensed Services that are made, used, sold or performed by CYAGRA (or on behalf of CYAGRA) under this Agreement. Not later than May 1st of each year following the Effective Date, CYAGRA shall furnish Licensors and the University with an executive summary report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including Licensed Products and Licensed Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 7 of this Agreement.

4.                                      TERM AND TERMINATION.

4.1                                 General. The terms of this Agreement shall commence on the Effective Date and shall remain in effect unless sooner terminated as provided herein.

4.2                                 Termination by CYAGRA. This Agreement may be terminated by CYAGRA at any time without cause by giving sixty (60) days prior written notice to Licensors. Upon termination, CYAGRA shall have no further obligations to pay any royalties, other than to submit a final report and to pay any royalty payments that may be due and payable at termination.

4.3                                 Termination for Cause. This Agreement may be terminated by either party at any time in the event that the other party is in default or breach of any material provision of this Agreement, by giving thirty (30) days prior written notice to the other party specifying the cause of the termination; provided, however, that if the breach is cured within the thirty (30) day period, the notice shall be withdrawn and shall be of no effect.

4.4                                 Termination for Infringement. CYAGRA may immediately terminate this Agreement with respect to any Licensed Product or Licensed Service on written notice to Licensors in the event that such Licensed Product or Licensed Service becomes subject to any litigation or proceeding before any court or governmental authority that such Licensed Product or Licensed Service is alleged to infringe the intellectual property right of any third party.

4.5                                 Termination for Change in Law. CYAGRA may immediately terminate this Agreement on written notice to Licensors in the event that there are any changes in law that may have material adverse effect on CYAGRA’s right to develop, make, have made, import, export, use and sell Licensed Products and to develop and perform Licensed Services.

4.6                                 Termination of UMASS License, TUFTS License or LIU License. CYAGRA may immediately terminate this Agreement on written notice to Licensors in the event that the UMASS License, TUFTS License or LIU License is terminated.

4.7                                 Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the parties under Sections 2.1(b), 2.1(c), 2.1(d), 4, 6, 7, 8, 9, 10 and 12, as well as under any other provisions, which by their nature are intended to survive any such termination, shall survive and continue in force. Upon any termination of this Agreement, each party shall promptly return to the other party all written

Confidential Information, and all copies, summaries, notes or extracts thereof, to the other party.

4.8                                 Existing Stock. In the event that this Agreement terminates or expires, CYAGRA shall retain limited rights to sell any Licensed Products existing or under production at the time of termination or expiration and to provide any Licensed Services related to such Licensed Products, subject to the terms of this Agreement.

4.9                                 Additional Termination Provisions. The foregoing termination rights are in addition to any termination rights that may be provided elsewhere in this Agreement.

5.                                      PAYMENTS.

5.1                                 Royalties, Sublicense Income, Reports and Records.

(a)                                  For each Licensed Product or Licensed Service sold by CYAGRA (or by any third party on behalf of CYAGRA), CYAGRA shall pay to Licensors on a quarterly basis, as provided in Section 5.5 below, the same royalties that ACT and/or ACT GROUP would have paid to the University, Tufts or Liu, respectively, pursuant to the UMASS License, the TUFTS License and/or the LIU License, for the sale of such Licensed Product or Licensed Services. The Licensors acknowledge and agree that the license to Cyagra of any and all ACT Licensed Property owned by the Licensors shall be royalty-free.

(b)                                 The obligation of CYAGRA to pay royalties pursuant to Section 5.1(a) on sales of Licensed Products and Licensed Services shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable patent within the ACT Patent Rights in the country in which the Licensed Product or Licensed Services is manufactured, sold or performed.

(c)                                  If CYAGRA fails to timely make any payment required under this Section 5.1, such failure, not cured within thirty (30) days of receiving a written notice of such failure to make a payment, shall constitute a breach of a material provision under this Agreement and Licensors shall have the right to terminate this Agreement in accordance with Section 4.3 hereof,

5.2                                 Minimum Royalty.

(a)                                  Field of Agriculture. For the Field of Agriculture, CYAGRA shall be subject to minimum annual royalties equal in an amount to the minimum annual royalties that ACT GROUP and/or ACT pays to the University, Tufts or Liu, respectively, pursuant to the UMASS License, the TUFTS License and/or LIU License.

(b)                                 Equine Field. For the Equine Field, commencing with the third full calendar year of this Agreement (i.e., the calendar year 2005), CYAGRA shall be subject to minimum annual royalties for each remaining calendar year of the term of this Agreement. The amount of the minimum royalty for the Equine Field shall be Ten Thousand ($10,000) dollars for the 2005 calendar year and shall thereafter increase at the rate of $10,000 per calendar year, but in no event to exceed Fifty Thousand ($50,000) dollars per calendar year. For the avoidance of doubt, the amount of the annual minimum royalty for each calendar year shall be as follows (payable, as noted below, no later than forty-five (45) days following the end of each applicable calendar year):

Calendar Year	Amount of Minimum Royalty Per Year

2005	$10,000.00

2006	$20,000.00

2007	$30,000.00

2008	$40,000.00

2009 and throughout the remaining calendar years of the term of this Agreement	$50,000.00

In the event that the annual royalties paid by CYAGRA for the Equine Field for the applicable year Is less than the minimum royalty due for such year, CYAGRA shall pay the difference to CYAGRA no later than forty-five (45) days following the end of each applicable calendar year. In the event that the annual royalties paid by CYAGRA for the applicable year is equal to or greater than the minimum royalty due for the Equine Field for such year, then CYAGRA shall have satisfied the minimum royalty obligations for the Equine Field for such year. Waiver of any payment of the minimum annual royalty by CYAGRA shall not be construed as a waiver of any subsequent payment of the minimum annual royalty for the Equine Field. If CYAGRA fails to make the payment to satisfy the minimum royalty obligations for the Equine Field hereunder within said forty-five (45) day period, such failure shall constitute a breach of CYAGRA’s obligations under this Agreement and Licensors shall have the right to convert the exclusive license granted herein to CYAGRA in the Equine Field to a nonexclusive license.

5.3                                 Third Party Royalties. In the event that CYAGRA is legally required to make royalty payments to one or more third parties in order to make, have made, use, import or export or sell Licensed Products or to perform Licensed Services, CYAGRA may offset such third-party payments against any royalty payments that are due to Licensors in the same royalty period, provided, however, that in no event shall the royalty payments that are due to Licensors in such royalty period be reduced by more than fifty percent (50%). CYAGRA may carry forward any unused credits or offsets for use in subsequent royalty periods during the term of this Agreement.

5.4                                 Sublicense Income. CYAGRA shall pay to Licensors Sublicense Income in an amount equal to the Sublicense Income that ACT GROUP and/or ACT would have to pay to the University, Tufts or Liu, as applicable, if ACT GROUP or ACT had itself entered into such sublicense. Except for royalty-based payments, such amounts shall be due and payable within sixty (60) days after CYAGRA receives the relevant payment from the sublicensee. Royalty-based payments of Sublicense Income shall be due and payable as provided in Section 5.6 below.

5.5                                 Payments in U.S. Dollars. All payments due under this Agreement shall be paid to ACT in Worcester, Massachusetts, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind; provided, however, that any withholding tax required to be withheld by CYAGRA on royalty or Sublicense Income payments under the laws of any country in the Territory for the account of ACT will be promptly paid by CYAGRA for and on behalf of ACT to the appropriate governmental authority, and CYAGRA will furnish ACT with proof of payment of such tax. Any such tax actually paid on behalf of ACT may be deducted from royalty or Sublicense Income payments due ACT to the extent that such taxes, are allowable as a direct credit to ACT against U.S. income taxes levied on such amounts. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

5.6                                 Reports

(a)                                  CYAGRA shall submit a report, verified once a year by an independent certified public accountant reasonably acceptable to ACT, to ACT quarterly within 45 days after the end of each calendar quarter during the term of this Agreement stating in each such report the aggregate sales and payments with respect to Licensed Products and Licensed Services during the preceding calendar quarter and the royalty and Sublicense Income amounts as provided herein. Without limiting the generality of the foregoing, such reports shall include at least the following:

(1)                                  number of Licensed Products manufactured, used, sold or imported by or on behalf of CYAGRA;

(2)                                  total billings for Licensed Products sold and Licensed Services performed by CYAGRA;

(3)                                  deductions claimed (as provided in Section 1.16);

(4)                                  the names and addresses of all parties making Licensed Products on behalf of CYAGRA; and

(5)                                  the amount of royalty-based Sublicense Income due to Licensors for the applicable royalty period from each sublicensee.

The payment of royalty and royalty-based Sublicense Income amounts shall be made concurrently with such reports.

(b)                                 CYAGRA shall keep, and shall cause its sublicensees to keep, full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to Licensed Products and Licensed Services, and any allowed credits, which may be necessary to ascertain and verify the royalties and Sublicense Income payable to Licensors. Said books and accounts of CYAGRA shall be kept at CYAGRA’s principal place of business for five years following the end of the calendar year to which they pertain.

6.                                      PROPRIETARY RIGHTS.

6.1                                 Ownership. ACT or its licensor(s) shall own the ACT Patent Rights, the ACT Technology and the ACT Developments. CYAGRA shall own CYAGRA Developments.

6.2                                 ACT Patent Rights.

(a)                                  Subject to the terms of the UMASS License, the TUFTS License and the LIU License, Licensors shall be solely responsible for the filing, prosecution and maintenance of the ACT Patent Rights. The costs of such filing, prosecution and maintenance (including the payment of all government fees in any given country required to maintain the ACT Patent Rights) shall be borne by Licensors, except that CYAGRA will reimburse Licensors for such costs in accordance with the reimbursement schedule attached hereto as Schedule D. CYAGRA shall also reimburse ACT for all such costs for any countries where CYAGRA requests that ACT maintain patent protection, but where ACT did not otherwise intend to maintain such protection. Licensors shall submit evidence to CYAGRA upon request that fees required to maintain the ACT Patent Rights have been timely paid. Except as provided above, Licensors and CYAGRA will pay the fees and expenses of their respective outside patent counsel for the activities described in this Section 6.2.

(b)                                 CYAGRA’s patent counsel shall be given a reasonable opportunity to comment on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications (collectively, “Office Communications”) with respect to the ACT Patent Rights. In the case of Filings, and in the case of Office Communications to which Licensors must respond in a period of time equal to or exceeding sixty (60) days (including extensions), Licensors shall deliver its proposed Filing or Response to CYAGRA for comment not later than sixty (60) days prior to the final patent office deadline for such Filing or Response, and Licensors will not unreasonably refuse to accept any suggestions of CYAGRA’s patent counsel regarding such Filing or Response, provided that CYAGRA’s patent counsel provides such comments to Licensors’ patent counsel not less than thirty (30) days prior to the final patent office deadline for such Filing or Response. In the case of Office Communications to which Licensors must respond in less than sixty (60) days, which deadline may not be extended, Licensors shall deliver its proposed Response to CYAGRA for comment not later than ten (10) days after Licensors’ receipt of such Office Communication, and Licensors will not unreasonably refuse to accept any suggestions of CYAGRA’s patent counsel regarding such Response, provided that CYAGRA’s patent counsel provides such comments to Licensors’ patent counsel not less than ten (10) days prior to the final patent office deadline for such Response. Licensors will not allow any patent or patent application within the ACT Patent Rights to become expired or abandoned without giving (a) prior written notice to CYAGRA of such expiration or abandonment, and (b) CYAGRA the right to assume responsibility for such patent or patent application. If CYAGRA so elects, ACT will assign such patent or patent application to CYAGRA, and CYAGRA will thereafter assume control thereof and all expenses related thereto. With respect to the LIU Rights, the TUFTS Rights and the UMASS Rights, CYAGRA’s rights under this Section 6.2(b) shall be subject to (1) the rights of the University under the UMASS License (including Section 6 thereof), (2) the rights of Liu under the LIU License, and (3) the rights of Tufts under the TUFTS License (including Article 6 thereof), as applicable.

(c)                                  The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the ACT Patent Rights, of any claim of invalidity, unenforceability, or non-infringement of the ACT Patent Rights, or of any actual or threatened misappropriation of the ACT Technology. Licensors shall have the first right to prosecute or defend such claims, as applicable, and if Licensors proceed with such prosecution or defense CYAGRA shall have the right to share in the control of the prosecution or defense by providing reasonable assistance to Licensors and by sharing 50% of the costs of such prosecution or defense. Licensors shall also have the option to require CYAGRA to bear an increased share of such costs by paying, in addition to its 50% share of such costs, an amount equal to the amount of royalties or other payments due to Licensors by CYAGRA during the period in which such costs are incurred, which amount shall be taken as an offset to the royalty or other payments due to Licensors.

(d)                                 In the event that Licensors fail to initiate an infringement action within a reasonable time after they become aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, CYAGRA shall have the right to prosecute such infringement or answer such declaratory judgment action, at its sole expense. In the event CYAGRA exercises its rights hereunder to proceed with any such prosecution or defense, CYAGRA shall keep Licensors fully informed of the status of any such proceedings, shall consult with Licensors regarding the course of such proceedings and shall not enter into any settlement agreements, consent orders or agreements, judgments or other arrangements or understandings of any nature relating to such proceedings that admits the invalidity, unenforceability or non-infringement of any ACT Licensed Property or that would adversely effect the then-current or future rights of Licensors without the express prior written consent of Licensors, such consent not to be unreasonably withheld or delayed. In the event CYAGRA abandons such proceedings, then Licensors shall have the right to take control of any such proceedings at their sole expense upon notification to CYAGRA, and CYAGRA shall cooperate fully with Licensors in substituting Licensors for CYAGRA in any such proceeding in the most timely and cost effective manner reasonably possible and shall otherwise cooperate with Licensors in effecting a smooth transition in any such proceeding. With respect to the LIU Rights, the TUFTS Rights and the UMASS Rights, CYAGRA’s rights under this Section 6.2(d) shall be subject to (I) the rights of the University under the UMASS License (including Section 6 thereof), (2) the rights of Liu under the LIU License, and (3) the rights of Tufts under the TUFTS License (including Article 7 thereof), as applicable.

7.                                      CONFIDENTIAL INFORMATION AND PUBLICATIONS.

7.1.                              Use and Nondisclosure of Confidential Information. (a) Licensors, CYAGRA, the University, Tufts or Liu (each a “Receiving Party”) will not disclose or make available to any person outside its organization the disclosing party’s Confidential Information. The Receiving Party may disclose the other party’s Confidential Information to persons within its organization and that of its Affiliates to the extent necessary to further the purposes of this Agreement, provided that all such persons are bound to protect the confidentiality of such Confidential Information. The Receiving Party may disclose the other party’s Confidential Information if required by law or governmental authority, provided that prior notice of any such disclosure is given to the other party and that the disclosing party cooperates with the other party in seeking protective orders or other restrictions on disclosure.

(b) Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, each Receiving Party shall during the term of this Agreement and thereafter: (i) treat as confidential all Confidential Information of the other party; (ii) not use such Confidential Information except as authorized herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information; (iv) not disclose such Confidential Information to any third party, and (v) only disclose the Confidential Information to those of its employees who have need to know such Confidential Information in order to exercise the rights and fulfill the obligations set forth herein. Without limiting the foregoing, each Receiving Party shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care. Each Receiving Party shall return the Confidential Information to the other party upon termination of the Agreement or upon the request of the other party. Except as expressly provided in this Agreement, no ownership or license right is granted in any Confidential Information.

7.2                                 Injunctive Relief. The Receiving Parties acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 7 will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief. The disclosing party’s rights and remedies hereunder are cumulative and not exclusive. The disclosing party shall also be entitled to receive from the receiving party the costs of enforcing this Section 7, including reasonable attorneys’ fees and expenses of litigation.

7.3                                 Survival. The obligations of the parties under this Section 7 shall survive any expiration or termination of this Agreement.

8.                                      REPRESENTATIONS AND WARRANTIES.

8.1                                 Representations and Warranties by Licensors. Licensors represent and warrant to CYAGRA that:

(a)                                  Licensors own or have a licensable interest in the ACT Licensed Property and have the right to grant to CYAGRA the license set forth above;

(b)                                 Licensors have provided CYAGRA with a copy of the UMASS License, as amended, and Licensors represent and warrant that the said copy is a true and complete copy of the UMASS License as of the Effective Date;

(c)                                  Licensors have provided CYAGRA with a copy of the TUFTS License, and Licensors represent and warrant that the said copy is a true and complete copy of the TUFTS License as of the Effective Date;

(d)                                 Licensors have provided CYAGRA with a copy of the LIU License, and Licensors represent and warrant that the said copy is a true and complete copy of the LIU

License as of the Effective Date;

(e)                                  the execution of this Agreement and performance of the transactions contemplated hereby have been approved by the ACT and ACT GROUP Boards of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which Licensors are parties or by which Licensors are bound, including the UMASS License, TUFTS License and LIU License; and

(f)                                    Licensors have obtained all necessary consents to grant to CYAGRA the license set forth above;

(g)                                 the ACT Licensed Property are valid and enforceable;

(h)                                 the exercise of the rights and license granted to CYAGRA under this Agreement, including the manufacture, use or sale of the Licensed Product or Licensed Services shall not infringe or misappropriate the intellectual property rights of any third party; and

(i)                                     Schedule A sets forth a true and complete list of all ACT Patent Rights.

8.2                                 Representation and Warranty by CYAGRA. CYAGRA represents and warrants to CYAGRA that the execution of this Agreement and performance of the transactions contemplated by this Agreement have been approved by the CYAGRA Board of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which CYAGRA is a party or by which CYAGRA is bound or any laws or regulations to which CYAGRA is subject.

8.3                                 Disclaimer. Except as set forth in Section 8.1 above, Licensors do not make any representations or warranties that the ACT Licensed Property has any applications, uses or other attributes of any commercial nature, CYAGRA having made its own determination as to the usefulness of the ACT Licensed Property to CYAGRA and CYAGRA’s intended application(s) of the Licensed Property and any related business based on such due diligence as CYAGRA has deemed necessary.

9.                                      INDEMNIFICATION.

9.1                                 Indemnification by Licensors. Licensors shall defend, indemnify and hold harmless CYAGRA, the University, Tufts and Liu, and their Affiliates, trustees, agents, directors, officers and employees, at Licensors’ cost and expense, from and against any and all losses, costs, liabilities, licensing fees, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments

(a)                                  arising out of any breach by Licensors of any representation or warranty of Licensors hereunder;

(b)                                 arising out of any third party claim asserted against CYAGRA based on the alleged infringement of a patent or other protected intellectual property right based on a Licensed Product or a Licensed Service; and

(c)           arising out of any consequences of the patent interference proceedings and opposition proceedings before the U.S. Patent and Trademark Office and similar authorities in the Territory involving the ACT Patent Rights.

9.2                                 Indemnification by CYAGRA. CYAGRA shall defend, indemnify and hold harmless Licensors, the University, Tufts and Liu, and their Affiliates, trustees, agents, directors, officers and employees, at CYAGRA’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a)                                  arising out of any breach by CYAGRA of any representation or warranty of CYAGRA hereunder; or

(b)                                 arising out of the death or injury to any person or persons or out of any damage to tangible property resulting from or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through CYAGRA of any Licensed Products or Licensed Services under this Agreement.

9.3                                 Indemnification Claims. Each party shall give the other party prompt notice of any claim for which indemnification under this Section 9 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense. The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof. The indemnification obligations in this Section 9 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if materially prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 9, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 9.

9.4                                 Patent Interference Proceeding. In the event that Licensors enter into any settlements or compromises arising out of any patent interference or opposition proceedings pending before the U.S. Patent and Trademark Office and similar authorities in the Territory involving the ACT Patent Rights, Licensors shall ensure that CYAGRA and Goyaike will obtain the benefits of such settlements or compromises.

10.                               LIMITATION OF LIABILITY.  IN NO EVENT SHALL ANY PARTY (OR ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY, EXCEPT (I) CLAIMS THAT RESULT FROM EITHER PARTY’S MATERIAL VIOLATION OF SECTION 7 (CONFIDENTIALITY) OF THIS AGREEMENT, (II) DAMAGES INCLUDED IN AN AWARD AGAINST EITHER PARTY RESULTING FROM A THIRD PARTY CLAIM, OR (III) CLAIMS BASED ON GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

11.                               INSURANCE.  Each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits. Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

12.                              MISCELLANEOUS.

12.1                           Assignment. This Agreement, and the rights and obligations thereunder, may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party; provided that, CYAGRA shall have the right to assign this Agreement in connection with sale of all or substantially all of that portion of CYAGRA’s business to which this Agreement pertains.

12.2                           Notices. Any payment, notice or other communication required or otherwise given pursuant to this Agreement shall be in writing and delivered by internationally recognized overnight delivery service, or by facsimile confirmed by prepaid certified air mail addressed to the parties at the following addresses or such other addresses as a party may furnish to another party in accordance with this paragraph. Such notices, payments or other communications shall be deemed to have been properly served to the addressee upon receipt of such written communication.

In the case of CYAGRA, the proper address for communications shall be:

Cyagra, Inc.
One Innovation Drive
Worcester, Massachusetts 01605

Telecopy:	(54) 3488-436300
Attention:	Mr. Alejandro Cantarelli

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022

Telecopy:	(212) 848-7179
Attention:	Alfred J. Ross, Esq.

in the case of A.C.T. GROUP, the proper address for communication shall be:

A.C.T. Group, Inc.
One Innovation Drive
Worcester, Massachusetts 01605

Telecopy:	508-756-0931
Attention:	Michael D. West, Ph.D., President

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101

Telecopy:	(207) 791-1350
Attention:	William L. Worden, Esq.

and in the case of ACT, the proper address for communications shall be:

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, Massachusetts 01605

Telecopy:	508-756-0931
Attention:	Michael D. West, Ph.D., President

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101

Telecopy:	(207) 791-1350
Attention:	William L. Worden, Esq.

12.3                           Choice of Law; Submission to Jurisdiction. This Agreement is subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. The parties irrevocably and expressly submit to the exclusive jurisdiction of the courts (state and federal) of the Commonwealth of Massachusetts, United States of America and the courts competent to hear appeals from those courts for the resolution of any disputes arising in connection with this Agreement.

12.4                           Compliance with Law by CYAGRA. CYAGRA shall comply in all material respects with all material local, state, federal and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Services in the Territory. Without limitation of the foregoing, CYAGRA shall comply with the following:

(a)                                  CYAGRA shall obtain all necessary approvals from any governmental authorities of any foreign jurisdiction in which CYAGRA intends to make, use, or sell Licensed Products or to perform Licensed Services in the Territory.

(b)                                 CYAGRA shall comply in all material respects with any and all material applicable local, state, federal and international laws and regulations relating to the Licensed Products and Licensed Services, and the ACT Patent Rights and ACT Technology, in the Territory, including without limitation all material export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of Licensed Products or Licensed Services and any technology relating thereto.

12.5                           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.6                           Headings. All headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.7                           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

12.8                           Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

12.9                           Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent.

12.10                     Entire Agreement. This Agreement, together with the UMASS License, TUFTS License, LIU License and Securities Purchase Agreement constitute the entire agreement of the parties with regard to its subject matter, and supersede all previous written or oral representations, agreements and understandings between the parties.

12.11                     Publicity. Neither party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law. Any references to the University or Tufts in such Announcements shall be subject to the approval of the University or Tufts, as applicable. The foregoing notwithstanding, Licensors and CYAGRA shall have the right to make such Announcements without the consent of the other party, the University or Tufts, as applicable, in any prospectus, offering memorandum, or other document or filing required by securities laws or other applicable law, or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days’ prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

12.12                     No Implied Licenses. No implied licenses are granted pursuant to the terms of this Agreement. No license rights shall be created by implication or estoppel.

12.13                     No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.14                     Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither party may solicit any person who is employed by or a consultant to the other party or any Affiliate of such party to terminate such person’s employment by or consultancy to such party or such Affiliate. As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment with or consultancy to such party or Affiliate.

12.15                     Product Marking. To the extent commercially feasible and permitted by law, and consistent with prevailing business practices, all Licensed Products (or the packaging or product label of such Licensed Product(s)) manufactured or sold by or through CYAGRA under this Agreement will be marked with the number of each issued patent that applies to such product.

12.16                     Effect of Bankruptcy Filing. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that CYAGRA, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ACT including under the U.S. Bankruptcy Code, CYAGRA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the ACT Patent Rights and the ACT Technology, and the same, if not already in CYAGRA’s possession, shall be promptly delivered to CYAGRA upon any such commencement of a bankruptcy proceeding upon written request therefore by CYAGRA.

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IN WITNESS WHEREOF, the parties hereto and the University, Tufts and Liu have caused this Agreement to be executed the day and year first written above. The persons signing below warrant their authority to sign the Agreement.

ADVANCED CELL TECHNOLOGY, INC.		A.C.T. GROUP, INC.

By:	/s/ Michael West	By:	/s/ Michael West
	Signature		Signature

	MICHAEL WEST		MICHAEL WEST
	Printed Name		Printed Name

	PRESIDENT		PRESIDENT
	Title		Title

	July 1, 2002		July 1, 2002
	Date		Date

CYAGRA, INC.

By:	/s/ Michael West
Signature

MICHAEL WEST
Printed Name

PRESIDENT
Title

July 1, 2002
Date